                [DELOITTE & TOUCHE LLP LETTERHEAD APPEARS HERE]


Texas Utilities Electric Company:

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed interim financial information of Texas Utilities Electric Company for the periods ended March 31, 1995 and 1994, as indicated in our report dated May 10, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated by reference in Registration Statements No. 33-68100, 33-69554 and 33-83976 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Dallas, Texas

May 10, 1995